SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 14, 2008

EBIX, INC.

(Exact name of registrant
as specified in its charter)

Delaware	0-15946	77-0021975
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Concourse Parkway, Suite 3200, Atlanta, Georgia		30328
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (678) 281-2020

(Former name or former address, if changed since last report.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 Creation of a Direct Financial Obligation

On July 11, 2008, Ebix, Inc. (the “Company”) entered into a Secured Convertible Note Purchase Agreement with Whitebox VSC, Ltd. (“Whitebox”). The transactions contemplated by the Agreement were consummated on July 14, 2008, at which time the Company issued the following securities to Whitebox for the following consideration:

•

A Secured Convertible Promissory Note (the “Note”), with date of July 11, 2010 (the “Maturity Date”), in the original principal amount of $15,000,000, which amount is convertible into shares of Common Stock at a price of $84.00 per share, subject to certain adjustments as set forth in the Note (the “Conversion Price”). The Maturity Date of the Note may be extended, by Whitebox, until July 11, 2012, if the trading price of the Company’s Common Stock does not exceed $98.70 per share for any 30 consecutive trading days prior to the Maturity Date.

The Note accrues interest at the rate of 2.5% per annum, payable on an annual basis on July 11 of each year, each date of conversion, as to the principal amount being converted, and the Maturity Date.

The Note is convertible, in whole or in part, into shares of Common Stock at the option of Whitebox, at any time and from time to time, subject to certain conversion limitations set forth in the Note, at the Conversion Price.

Within 90 days of July 11, 2008 the Company will use its best efforts to prepare and file with the SEC a Registration Statement on From S-1, registering the sale by Whitebox of shares of the Company’s Common Stock issued or issuable upon the conversion of any, or all, of the Note.   The Company will use its reasonable best efforts to cause the SEC to notify the Company of the SEC’s willingness to declare the Registration Statement effective within 180 days of July 11, 2008.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1.  Secured Convertible Note Purchase Agreement by and between Ebix, Inc. and Whitebox VSC Ltd.

Exhibit 10.2.  2.5% Secured Convertible Promissory Note by and between Ebix, Inc. And Whitebox VSC Ltd. due July 11, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

	By:	/s/ Robert F. Kerris
Robert Kerris
Chief Financial Officer
and Corporate Secretary

July 16, 2008